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                                                                     EXHIBIT 4.4

                            EQUITY TRANSFER AGREEMENT


This Equity Transfer Agreement is entered into this 9th day of June, 2005 in Beijing by and between:

PETROCHINA COMPANY LIMITED (THE "TRANSFEROR")
ADDRESS: World Tower,16 Andelu, Dongcheng District, Beijing
LEGAL REPRESENTATIVE: Chen Geng

and

CHINA PETROLEUM EXPLORATION & DEVELOPMENT COMPANY LTD. (THE "TRANSFEREE")
ADDRESS: International Investment Building D, Fuchengmen Beidajie, Xicheng
         District, Beijing
LEGAL REPRESENTATIVE: Wang Dongjin


WHEREAS:

1. The transferor is a joint stock company with limited liabilities established on 5 November 1999 in Beijing by law and validly existing, in compliance with laws of the People's Republic of China;
2. The transferee is a company with limited liability established on 14 March 2005 in Beijing and validly existing, in compliance with laws of the People's Republic of China;
3. PetroChina International Limited ("PCI") is a company registered and established in British Virgin Islands, and the Transferor holds 100% equity of PCI;
4. The Transferor has signed the Capital Contribution Agreement with China National Oil and Gas Exploration and Development Corporation, Central Asia Petroleum Company Ltd. and the Transferee. Under the Capital Contribution Agreement, the Transferor will acquire 50% equity of the Transferee upon the completion of "this Transaction" defined in that agreement; and


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5.       The Transferor hereby agrees to transfer to the Transferee, and the
         Transferee hereby also agrees to accept as specified herein, 100% equity of PCI held by the Transferor (this "Equity Transfer"). After the closing of this Equity Transfer, the Transferee will hold 100% equity of PCI.

NOW, THEREFORE, by adhering to the principle of equality and mutual benefit, through friendly negotiation, and in accordance with relevant laws and regulations of the People's Republic of China, the parties hereby reach the following agreement with respect to the above equity transfer:



                     ARTICLE 1 DEFINITION AND INTERPRETATION

Unless specified otherwise in the agreement, the terms and expressions herein shall have the following meanings:

1.1 THE AGREEMENT: means the Equity Transfer Agreement and any revision and modification hereto duly agreed and executed by and among the parties hereto in writing from time to time;
1.2 EQUITY: means the 100% equity of PCI held and to be transferred by the Transferor to the Transferee, including ownership, profit distribution right, director appointment power, assets allocation right and other rights and interests to which a shareholder is entitled;
1.3      CLOSING: means that the Transferor pays the consideration specified in
         Article 5 herein when all closing conditions specified in Article 3.1 herein are satisfied or considered as satisfied according to Article
         3.2 herein;
1.4 CLOSING DATE: means the date when the Transferor pays the consideration specified in Article 5 herein when all closing conditions specified in
         Article 3.1 herein are satisfied or considered as satisfied according to Article 3.2 herein.
1.5      BASE DATE: means 31 December 2004.
1.6 RELATED PERIOD: means the period from 1 January 2005 to Closing Date (inclusive).
1.7 MAJOR PROCEEDINGS: means any pending lawsuit, arbitration, administrative appeal or other legal processes related to Transferred Assets arising before the Closing Date, involving a value of more than US$3 million individually;
1.8 EXAMINING AND APPROVING AUTHORITIES: mean all foreign and domestic governmental examining and approving authorities that are entitled to approve or

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         authorize this Equity Transfer and other actions related
         thereto;
1.9 APPRAISAL REPORT: means the report made by China Enterprises Appraisals for the assets and liabilities of PCI and/or PCI Group on Base Date.
1.10 PCI GROUP: means PCI and the companies in which PCI has interests, directly or indirectly, and listed in Exhibit 1 hereto.
1.11 FORCE MAJEURE: means war, natural disaster and any other unforeseen and inevitable event that cannot be controlled by the parties hereto.


                            ARTICLE 2 EQUITY TRANSFER

2.1 The Transferor agrees hereby to transfer, and the Transferee also agrees hereby to accept, the equity in PCI.
2.2 Upon closing of this Equity Transfer, it shall be considered that the Transferee shall hold 100% equity of PCI. Within ten (10) working days after the closing of this Equity Transfer, the Transferor shall cause PCI to hold a shareholders' meeting, elect its directors and modify its Articles of Association according to relevant procedures specified in applicable laws, apply to relevant registration authorities for registration changes regarding the transaction contemplated hereunder and carry out all other procedures as required by applicable laws and regulations.


              ARTICLE 3 CLOSING CONDITIONS FOR THIS EQUITY TRANSFER

3.1 The closing herein shall occur on the date agreed by the parties when all preconditions below are satisfied or the parties agree unanimously that any one or partial or all preconditions below are waived.
         (1) The Transferor has signed the Capital Contribution Agreement with China National Oil and Gas Exploration and Development Corporation, Central Asia Petroleum Company Ltd. and the Transferee, and "this Transaction" defined in the Capital Contribution Agreement has been completed;
         (2) All necessary approvals from examining and approving authorities and consent from third party have been obtained for this Equity Transfer;
         (3) The audit report and assets appraisal report for PCI have been approved by both parties, and the necessary filling formalities have been completed;
         (4) The Transferor has obtained the approval to this Equity Transfer by its duly convened shareholders' meeting; and


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         (5)      The representations and warranties given in Exhibit 3 remain correct and free from error, as of the Closing Date.
3.2 If the parties hereof agree, through negotiation, to grant waiver with respect to the conditions set forth in (5) under Article 3.1 herein when such conditions have not been satisfied, it shall be considered that all such conditions have been satisfied.
3.3 The parties believe and will make all reasonable efforts to ensure that the closing will occur no later than 28 February 2006.


                                ARTICLE 4 CLOSING

4.1 If, before 1 February 2006, the Transferor believes that the closing conditions specified in Article 3.1 herein have been satisfied completely, it shall issue a written notice to the Transferee for requesting the closing and provide the copies of documents/evidences demonstrating that the closing conditions have been satisfied, including but not limited to:
         (1)      Equity ownership certificates;
         (2)      Confirmation documents by the third party (if necessary);
         (3) Approval/ratification documents by examining and approving authorities in countries/regions where the PCI Group is located (if necessary); and
         (4) Approval/ratification/filing documents by examining and approving authorities in the PRC.
4.2 If the Transferee believes that all closing conditions have been satisfied, it shall, within ten (10) days as of its receipt of the above notice from the Transferor, reply to the Transferor in writing which shall specify the Closing Date; provided that the closing date shall not be later than 1 February 2006.
4.3 If, on or before 1 February 2006, the Transferor believes that the closing conditions specified in Article 3.1 herein have not been satisfied completely, it shall issue a written notice to the Transferee, stating such fact. The Transferee shall, within ten (10) working days upon such written notice, notify the Transferor in writing as to whether such unsatisfied conditions will be waived and confirm whether the closing conditions should be considered as satisfied in accordance with Article 3.2 hereinabove. If it is confirmed that the closing conditions should be considered as satisfied, the Transferee shall also expressly specify the closing date in such notification; provided that the closing date shall not be later than 28 February 2006.
4.4 At the closing Date, the Transferee shall make the lump sum payment for the

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         consideration specified in Article 5.1 hereinbelow, in cash, to the account indicated by the Transferor.


                             ARTICLE 5 CONSIDERATION

5.1. The parties agree hereby, that the Transferee shall pay US$70.00 million as the consideration for this Equity Transfer, which shall be equivalent to RMB579.355 million on the basis of benchmark exchange rate of US$ vs RMB announced by the People's Bank of China on the base date.


                    ARTICLE 6 REPRESENTATIONS AND WARRANTIES

6.1. The parties undertake to each other that, unless specified otherwise herein, the representations and warranties under the Agreement are true, correct and complete in all material aspects, and also covenant to not impair the truth, correctness and completeness of each representations and warranties by any action or omission.
6.2.     The parties hereby represent and warrant to each other as follows:
         (1) Such party is duly established and validly existing in compliance with the laws of the jurisdiction in which it is incorporated, and has obtained all governmental authorizations and approvals required for its business operation;
         (2) Such party has obtained all authorizations and approvals specified under relevant laws, regulations and articles, and has the power to sign and perform the Agreement;
         (3) The execution of the Agreement and all documents refereed to herein by such party doesn't violate its articles of association, any currently effective law or its obligations under any existing contract or agreement to which it is a party;
         (4) such party has never conducted any activity that impairs or would impair the interests of the other party hereto, and will make efforts to prevent any third party from conducting any such activity.
6.3. The Transferor's further representations and warranties regarding PCI Group and other related matters are attached hereto as Exhibit 3.
6.4. Any representations and warranties herein shall be able to be interpreted severally and independently, and subject to any contrary provisions herein, shall not be limited or restricted by any other provisions herein or under other agreement between the parties or any judgment on aforesaid articles.


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6.5.     If, from the date when the Agreement is signed to the Closing Date for this Equity Transfer, either party hereto is aware of any information that may have a material adverse impact on the representations and warranties or this Equity Transfer, it shall disclose such information to the other party, and take effective actions to minimize such adverse impact.
6.6. The representations and warranties of either party hereto shall constitute preconditions for the other party to perform the Agreement and the other party will enter into the Agreement by reliance on such representations and warranties.

                 ARTICLE 7 RIGHTS AND OBLIGATIONS OF THE PARTIES

7.1.  The Transferor shall:
         (1) prepare and submit all legal documents that shall be prepared and submitted by the Transferor as required by the Examining and Approving Authorities, in order to perform the Agreement;
         (2) apply to the Examining and Approving Authorities and third parties for, and make efforts to cause them to issue/provide, approval, consent or permission from or filing with such authorities and such third parties required to perform the Agreement;
         (3) provide all necessary documents to assist PCI in going through related procedures for change of business registration in relevant registration authorities;
         (4) make efforts to assist the Transferee to prepare and submit all legal documents that shall be prepared and submitted by the Transferee.
7.2.  The Transferee shall:
         (1) pay the consideration indicated in Article 5.1 in cash to the Transferor, pursuant to the Agreement in a timely manner;
         (2) prepare and submit all legal documents that shall be prepared and submitted by it as required by the Examining and Approving Authorities, in order to perform the Agreement;
         (3) exert itself to assist the Transferor and PCI to prepare and obtain all legal documents required by the Examining and Approving Authorities;
         (4) exert itself to assist the Transferor and PCI to obtain all approval, consent, permission and filing of the government and the third party; and
         (5) provide all necessary documents and assist PCI with procedures for change of business registration in relevant registration authorities.

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7.3.     After the Agreement come into effect, the Transferee shall be entitled to appoint two observers to PCI, who shall have the right of information regarding the operations of PCI; the Transferor shall enable such observers to exercise the aforesaid rights; at the request of such observers, the Transferor shall provide them with all documents in relation to the operations of PCI.

                   ARTICLE 8 ARRANGEMENT IN THE RELATED PERIOD

8.1. The parties hereby agree that, any change of PCI's assets and liabilities during the Related Period shall not impact the Transferee's payment of the consideration in the amount specified herein pursuant to the terms and conditions of the Agreement. All income, expenditure and profit generated during the Related Period shall be attributable to PCI Group.
8.2. The parties hereby also agree that, the parties shall, at the Closing Date, clear any expenses advanced and any income received on behalf of PCI Group by the Transferor during the Related Period, including but not limited to shareholders' loans, borrowings and capital increase, the current accounts and the product sales income and profit gains, etc., during the Related Period. Within 30 days after the Closing Date, such expenses and income shall be settled by PCI and the Transferor after the qualified auditor reviews and the Transferor, the Transferee and PCI confirm such amount.
8.3. From the Effective Date of the Agreement to the Closing Date, unless specified otherwise herein or agreed by the Transferee in writing, or as mandatorily required by law or by examination and approval authorities, the Transferor shall cause PCI Group to:
         (1)      operate PCI Group on in the ordinary course of business;
         (2) maintain the assets of PCI Group at conditions equivalent to that in the Base Date, except for wear and tear;
         (3) not transfer or mortgage or pledge any assets of PCI Group, or provide guarantee for any other person with any assets of PCI Group;
         (4) PCI Group shall not sign any agreement, such as loan agreement, that may increase the liabilities, unless it is necessary for normal operation;
         (5) not make any revision to any existing contract or agreement that is detrimental to PCI Group;
         (6) perform the Agreement after being executed or any other documents in relation to Transferred Assets and its business in a timely manner;

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         (7)      not release anyone from any debts owed to PCI Group or waive any claim of PCI Group;
         (8) not make a compromise, settlement, withdrawal or waiver of rights in any form with respect to any action or arbitration or any other legal proceedings pending, in relation to PCI Group;
         (9) not issue or plan to issue any additional equity or convertible bonds of PCI Group or grant any subscription right or similar rights to the aforesaid equity or convertible bonds, unless otherwise specified in any agreement/contract binding upon the Transferor and/or PCI.

                   ARTICLE 9 LIABILITY FOR BREACH OF CONTRACT

9.1 The Transferee shall be entitled to claim on the Transferor for compensation for any direct loss and damage incurred by it, and any costs and expenses arising from any action or claim incurred by it due to the nonperformance or incomplete performance by the Transferor of any of its obligations under the Agreement or breach of any provision hereof.
9.2 The Transferor shall be entitled to claim on the Transferee for compensation for any direct loss and damage incurred by it, and any costs and expenses arising from any action or claim incurred by it due to the nonperformance or incomplete performance by the Transferee of any of its obligations under the Agreement or breach of any provision hereof.
9.3 Notwithstanding any contrary provisions herein, if the Transferee's breach of any of its representations and warranties set forth in
         Article 6 hereinabove results in any loss and damage to and/or cause any costs and expenses to the Transferor arising from any action or claim due thereto, the amount of loss that the Transferor can recover from Transferee for any individual claim shall be no less than RMB400,000 and the accumulative amount of loss that Transferor can recover from the Transferee for any individual claim shall be no less than RMB2000,000; provided that the total amount of loss that can be recovered by the Transferor from the Transferee hereunder shall not exceed 50% of the consideration for this Equity Transfer. In case of any breach by the Transferee of any of its representations or warranties set forth herein, if Transferor doesn't make any claim with respect thereto within twelve (12) months as of the Closing Date, the Transferee shall not assume any compensation therefor.

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9.4      Notwithstanding any contrary provisions herein, if the Transferor's breach of any of its representations and warranties set forth in
         Article 6 hereinabove results in any loss and damage to and/or cause any costs and expenses to the Transferee arising from any action or claim due thereto, the amount of loss that the Transferee can recover from Transferee for any individual claim shall be no less than RMB400,000 and the accumulative amount of loss that Transferee can recover from the Transferor for any individual claim shall be no less than RMB2000,000; provided that the total amount of loss that can be recovered by the Transferee from the Transferor hereunder shall not exceed 50% of the consideration for this Equity Transfer. In case of any breach by the Transferor of any of its representations or warranties set forth herein, if Transferee doesn't make any claim with respect thereto within twelve (12) months as of the Closing Date, the Transferor shall not assume any compensation therefor.
9.5 Any tolerance, grace, preferential treatment granted by either party to the other party or delay of either party to exercise any of its rights hereunder shall not affect, damage or limit any rights or interests that such party shall have under the Agreement and any laws and regulations, nor shall be considered as such party's waiver of any of its rights or interests under the Agreement, nor release the other party from any of its obligation under the Agreement.
9.6 All rights under the Agreement shall be cumulative and not prejudice any other right or remedy specified in laws.
9.7 Notwithstanding the above agreement, both parties agree that, none of the parties hereto shall assume the default responsibility if the Closing of this Equity Transfer fails to occur as a result of the failure to obtain from any of the Examining and Approving Authorities any approval/ratification for any reason, and the parties shall assume their respective costs arising out of or from this Equity Transfer.

                            ARTICLE 10 FORCE MAJEURE

10.1 Neither party shall be considered in default if it is unable to perform this Agreement due to the occurrence of a force majeure event; provided that such party shall make all necessary remedies if practicable to mitigate the loss arising from the occurrence of the force majeure event.
10.2     Either party who encountered the force majeure event shall notify the other
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         party thereof in writing as soon as possible, and submit a report to the other party, stating the reasons for its inability to perform its obligations under the Agreement either in whole or in part and for any extension to perform its obligations, within fifteen (15) days after the occurrence of the force majeure event and such party shall take all actions practicable to mitigate the loss. If any force majeure event occurs, none of the parties shall be responsible for any damage and additional expense and loss suffered by the other party due to the failure to perform or any delay in the performance of obligations hereunder. The party claiming force majeure shall take proper measures to mitigate or remove the impact thereof and try to resume the performance of the obligations hereunder affected by force majeure as soon as practicable.

                           ARTICLE 11 CONFIDENTIALITY

Each party shall treat all details about the Agreement and this Equity Transfer, the interrelationship among the parties and the documents provided to each other hereunder as confidential materials, and without prior written approval by the other party, shall not disclose any of such materials to any party other than the parties hereto in any way except for the purpose of this Equity Transfer, except for any disclosure to relevant agents, financial institutions and regulatory authorities for the purpose of the Agreement.

                            ARTICLE 12 GOVERNING LAW

The conclusion, effect, interpretation and performance of and settlement of any dispute arising from the Agreement shall be governed by the laws of the People's Republic of China.

                          ARTICLE 13 DISPUTE SETTLEMENT

13.1 Any dispute arising out of or from the Agreement shall be settled through friendly negotiations between the parties, and may be referred to arbitration if it is failed to be resolved through negotiation.
13.2 Such dispute shall be submitted to and resolved by China International Economic and Trade Arbitration Commission for arbitration in Beijing in

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         accordance with its arbitration rules.
13.3 The award of China International Economic and Trade Arbitration Commission shall be final and binding upon both parties. The arbitration costs shall be assumed by the losing party.
13.4 Pending resolution of any dispute, the parties shall continue to perform the Agreement other than any matter under dispute.

                                ARTICLE 14 NOTICE

14.1 All communications between the parties regarding the Agreement shall be delivered to each party at the following addresses by mail, facsimile, telex or in other written form:

         PetroChina Company Limited
              To:      He Jia
              Address: World Tower,16 Andelu, Dongcheng District, Beijing
              Tel:     010-84886219
              Fax:     010-84882208

         China Petroleum Exploration & Development Company Ltd.
              To:      Zhao Ying
              Address: International Investment Building D, Fuchengmen Beidajie,
                       Xicheng District, Beijing
              Tel:     010-58551820
              Fax:     010-58551007

14.2 In case of change of the contact person or any other contact information of either party, such party shall notify the other party in writing seven (7) days in advance.

                           ARTICLE 15 ENTIRE AGREEMENT

15.1 The Agreement constitutes the entire and sole agreement among the parties regarding this Equity Transfer, and supersedes any other prior understandings, arrangements and agreements between the parties regarding this Equity Transfer.

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15.2     All of the exhibits hereto shall constitute a valid integral part hereof and shall have the equal legal effect as the Agreement.

             ARTICLE 16 EFFECTIVENESS OF AND AMENDMENT TO AGREEMENT

16.1 The Agreement shall be signed by the authorized representatives of both parties on the date first written above, and shall become effective from the date when both parties have obtained all necessary internal corporate authorizations and approvals required for the execution and performance of the Agreement.
16.2 Any amendment and modification to the Agreement shall not be effective unless made in accordance with Article 16.1 above.

                    ARTICLE 17 COUNTERPARTS OF THE AGREEMENT

The Agreement shall be executed in Chinese in ten (10) originals, with each party to hold two and the remaining originals to be submitted to the competent governmental authorities. Each original of the Agreement shall have the equal legal effect.

                            ARTICLE 18 MISCELLANEOUS

18.1 Any matter not covered hereunder shall be set forth in a supplementary agreement by and among the parties which shall be attached hereto as an exhibit. Such supplementary agreement shall not be effective unless made in accordance with Article 16.1 above.
18.2 Each party shall be solely responsible for any tax imposed on it due to its execution and performance of the Agreement pursuant to the relevant laws and regulations.

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[Signature Page]

PetroChina Company Limited (seal)

Authorized representative: Wang Guoliang



China Petroleum Exploration & Development Company Ltd. (seal)

Authorized representative: Wu Dongshan


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Exhibit 1:
                      Organizational Structure of PCI Group


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Exhibit 2:

             Further Representation and Warranties of the Transferor

For the purpose of this Equity Transfer, in addition to the existing representations and warranties, the Transferor further makes the following representations and warranties in accordance with Article 6.3 in the Agreement. Except for the information disclosed to Transferee prior to the execution date of the Agreement, to the extent that the Transferor knows and it should know as a shareholder of PCI Group companies:

1.       CORPORATE STATUS AND FORM OF PCI GROUP

1.1 Each of the entities of PCI Group is duly established and validly existing in compliance with laws in the jurisdiction in which it is incorporated, legally owns its assets, and is not subject to receivership, liquidation, bankruptcy or winding-up nor does there exist any measure or petition for its receivership, liquidation, bankruptcy or winding-up.
1.2 PCI Group conducts its businesses legally and has obtained all licenses and approvals required for the conduct of its business, which are all legal and valid. It has not received any notice of an intention to terminate or modify any of the aforesaid licenses and approvals, nor has it been aware of any matter that impedes or affects any extension or renewal of any of such licenses and approvals.
1.3 PCI Group doesn't create any mortgage, pledge, lien, restriction, preemption rights, third party interests or encumbrance or security interest in any other form or any other preferential arrangements on any of its assets, nor does there exist any fact that shall be disclosed or any material legal defect.
1.4 The Transferor holds all of the interests in PCI Group, free from mortgage, pledge, lien, restriction, preemption rights, third party interests, or encumbrance or security interest in any other form, or any other preferential arrangements, or any fact that shall be disclosed, or any material legal defect.
1.5 PCI Group complies with its articles of association or other organizational documents in all material aspects. It does not surpass its power or fail to obtain any authorization in the conduct of its business, execution of any contracts, making any undertakings or exercise of any of its rights.
1.6      PCI's book of minutes of board meetings and shareholders' meetings of
         PCI
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         include the complete and accurate records of all resolutions passed by the board and shareholders of PCI.
1.7 The execution and performance of the Agreement will not constitute any violation or any material breach of any provision of any agreement, instrument, law, award, order, permit, license or consent by which PCI Group is bound.
1.8 PCI Group's continued operation of its existing business will not conflict with or infringe upon any third party's rights in any way, including but not limited to land ownership, land use rights, oilfield exploration rights and oilfield exploitation rights.
1.9 PCI Group does no have any agreement or obligations with respect to its share capital, whether issued or not, or the issue of any share, bond, subscription right, stock option or other similar securities.
1.10 PCI Group has legal title to all of the assets set forth in the Appraisal Report and doesn't allow any creditor's right to be created on any of such assets. It has legal use rights to the assets used in the operation of its business.
1.11 PCI Group has not taken any action or omission that would result in circumstances under which PCI Group must or may be responsible for:
         (1) refunding any investment and financial support previously granted by any government;
         (2)      repaying any governmental loan; or
         (3) surrendering amount obtained by it under the preferential tax treatment or tax reduction or exemption.
1.12 Neither PCI Group nor any of its directors is involved, in any criminal act that has a material adverse impact on PCI Group's operation.

2.       FINANCIAL STATEMENTS AND ACCOUNTING RECORDS OF PCI GROUP
2.1      PCI Group's financial statements:
         (1) are complete and accurate in all aspects, and truly and fairly reflect PCI Group's assets and liabilities on the Base Date, and do not omit any debts or responsibilities;
         (2) are prepared in compliance with relevant laws and/or International Accounting Standards;
         (3) no material adverse changes have occurred to the financial conditions and prospects of the relevant business from the Base Date to the effective date of the Agreement;

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         (4)      reflect that the fixed assets of PCI Group have been
                  depreciated at the depreciation ratio sufficient to reduce the value of such assets to nil not later than the expiration of their service life, after appropriate residual value of such fixed assets is deducted; and
         (5) disclose all contingent liabilities, commitments and deferred or advance taxes and make proper provision therefor.
2.2 All book credits of PCI Group, whether indicated on the financial statements of PCI or accrued since the Base Date, are valid and enforceable, and have been or can be liquidated for their nominal value.
2.3 Except as disclosed in the financial statements of PCI Group, as of the execution date hereof, PCI Group:
         (1) hasn't had any capital expenditure (other than any payment made under any contract that has been executed) or provided guarantee or made other material commitments;
         (2) has not made any borrowings except in the ordinary course of business.
2.4 None of the secured borrowing as disclosed in the financial statements of PCI Group exceeds the amount thereof as indicated therein, and all of the similar borrowings newly made after the Base Date have been disclosed to the Transferee in a timely manner.
2.5 Since the Base Date, there has no major adverse change to the financial conditions or prospects of the relevant business.
2.6      PCI Group's Accounting Records:
         (1) With respect to the relevant business and any changes to the relevant business occurred during the period from the Base Date to the execution date of the Agreement, PCI Group has established and prepared properly all necessary account books and records, and all such account books and documents that belong to or shall be held by PCI are maintained and held by PCI.
         (2) All accounts, account books, ledgers and all accounting records:
                  i) have been noted and completed adequately, properly and accurately;
                  ii)      free from material error and deviation; and
                  iii) record and reflect, truly and fairly, all transactions in relation to relevant businesses.

3.       TAXES OF PCI GROUP

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3.1      All taxes payable by PCI Group, including any tax due and advance tax, have been paid.
3.2 All tax returns and related materials to be prepared or filed by PCI Group for the purpose of any tax have been prepared or filed in time and on a proper basis, and are true and accurate when prepared and consistent to the fact at the time of filing thereof; any aforesaid will not or may not lead to any dispute with any tax authorities.
3.3 The Transferor has disclosed to the Transferee in detail of any and all of the transactions entered into by PCI Group that are subject to approval or permission by the competent tax authorities.
3.4 PCI and/or the Transferor have not taken any action that causes PCI Group to assume any tax that is otherwise to be assumed by any party other than PCI Group.
3.5 All remuneration, compensation, retirement or severance payment and other amounts paid or payable to all of the current/former employees or executives of PCI Group and all interests, annuities, patent royalty, rent and other annual payment may be deducted before tax or treated in other method as approved by tax authorities.
3.6 All documents to which PCI Group is a party, or that constitute part of ownership of any entity of PCI Group to any assets, or in the enforcement of which any entity of PCI Group has or may have interests, and for which stamp tax or similar taxes shall be paid, have been stamped or granted with tax exemption.
3.7 The materials submitted by PCI Group to relevant governmental authorities and departments with respect to import or export of any goods are true and accurate at submission; PCI Group has complied with all ordinances, rules, orders, instructions or conditions regarding import and export of goods and all custom affairs; and all duties payable by PCI Group have been paid in full within the applicable time limit.
3.8 PCI Group has reported in full detail its provision of benefits to its directors or employees to relevant tax authorities and the services provided by any individual to PCI Group as required by applicable tax laws.
3.9 PCI Group has made all the withholdings and all the disclosures to the authorities with respect to any item for which it is obligated or entitled to make tax withholding.

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3.10     The Transferor agrees to be fully responsible for or compensate for any accrued taxation obligations of PCI Group that are payable but not paid, except for those disclosed in the financial statements of PCI, unless otherwise provided herein.
3.11 PCI Group does not have any tax dispute or suffer from any tax penalty, and the existing tax preferences enjoyed by PCI Group have not ceased or been deprived of. The Transferor agrees to be fully responsible for or compensate for any tax penalty incurred during the Related Period.

4.       PROCEEDINGS OF PCI GROUP
4.1 PCI Group has not been involved in any Major Proceedings and there does not exist any fact or situation at present that may involve PCI Group in any Major Proceedings, other than the collection of accounts receivable in the ordinary course of business.
4.2 None of the properties of PCI Group has been sealed up, frozen or subject to any other enforcement actions by any administrative and/or judicial authority.

5.       LABOR RELATIONS OF PCI GROUP
PCI Group complies with the applicable laws and regulations and all of the responsibilities to its employees under labor contracts in all material aspects, and there is no material labor dispute involving a value/claim exceeding US$1 million individually pending between PCI Group and any of its employees.

6.       ENVIRONMENTAL PROTECTION
6.1 PCI Group complies with the laws and regulations regarding environmental protection in all material aspects.
6.2 PCI Group is not threatened with any civil, criminal or administrative claim, investigation, complaint or lawsuit, in relation to environmental protection that may result in a loss of US$3 million or more to PCI Group.

7.       CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTY
7.1 None of the confidential information used by PCI Group infringes upon the legal rights of any third party to such confidential information.
7.2 PCI Group has legal ownership or use rights to any and all of the intellectual properties used by it and its ownership or use thereof does not infringe upon
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         the intellectual properties of any third party.

8.       INSURANCE
8.1 PCI Group has taken out insurance for its production and operation in accordance with good commercial practice in international oil industry, and PCI Group does not take any action or omission that may lead to the invalidity of any of its insurance policies.
8.2 All materials provided in order to obtain or renew PCI Group's insurance policies are correct, detailed and accurate at the time of provision.
8.3 PCI Group has not incurred any loss that is not covered under insurance, or waived any substantial or valuable right, or allowed any insurance to become invalid.

9.       ARRANGEMENTS WITH RELATED PERSONS
All pecuniary arrangements between PCI Group and any of its directors, senior officers or shareholders have been correctly reflected in the account books of PCI Group.

10.      ACCURACY OF MATERIALS PROVIDED
All materials provided by the Transferor and PCI for the purpose of this Equity Transfer are true, accurate and free of material omission.

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